Exhibit 99.1

Benefitfocus, Inc. 843-981-8898 pr@benefitfocus.com Investor Relations: Michael Bauer 843-981-8899 ir@benefitfocus.com

Benefitfocus Details Comprehensive Actions to Proactively Manage Impact of COVID-19 Pandemic

Provides Preliminary First Quarter 2020 Results, Updates Full-Year 2020 Revenue, EBITDA and Free Cash Flow Guidance

Charleston, S.C. – April 28, 2020 – Benefitfocus, Inc. (NASDAQ: BNFT), the technology platform driving rapid innovation for employers and health plans, announces a series of actions to address the impact of the COVID-19 pandemic on its business and ecosystem. The company has taken significant steps to protect its employees, customers and business partners, reduce its underlying expenses, enhance its financial flexibility and maintain its liquidity profile.

“The COVID-19 pandemic has had an unprecedented impact on our global economy,” said Ray August, president and CEO of Benefitfocus. “We are taking decisive actions to maintain Benefitfocus’ financial strength during a prolonged period of uncertainty so we can continue to advance our mission of improving lives with benefits. We have moved swiftly in the last two months to provide the tools and resources needed to help guide and support clients through this pandemic.”

Benefitfocus’ ecosystem is among the largest in the benefits industry and over 150,000 employers, as well as more than 25 million consumers who continue to rely on Benefitfocus products, services and innovation. “We remain uniquely positioned to continue to serve all participants in our ecosystem, August continued. Particularly given a new economic reality of increasing healthcare costs, the importance of the Benefitfocus offering has become more essential.”

Benefitfocus is streamlining expenses and redirecting resources to increase automation, improve efficiencies and continue innovating. The actions announced today are expected to enhance profitability, preserve cash and allow the company to scale to serve a larger number of consumers in need, in addition to the employers, health plans and partners it works with today.

Stephen Swad, chief financial officer of Benefitfocus said, “We had a strong start to 2020 and significant momentum for the first two months of the year, which began to decelerate in March due to the growing magnitude of the COVID-19 pandemic. Despite these challenges, we ended the first quarter with a strong cash balance of approximately $115 million. In the first quarter of 2020, adjusted EBITDA is expected to be above the high-end of our guidance and we expect to report an increase in net benefit eligible lives. However, we expect our first quarter revenue to fall short of our previous quarterly guidance, primarily from lower than expected professional services revenue.”

Swad continued, “We are increasing our full-year 2020 Adjusted EBITDA and Free Cash Flow outlook, excluding the impact of restructuring charges, while lowering our previous full year 2020 revenue guidance. This is primarily due to aggressively managing our costs against the likelihood of lower professional services demand, potential decline in software revenue from lower customer employee counts, and the potential for weaker adoption of certain voluntary benefits.”

The company plans to provide a more detailed business update on its upcoming earnings conference call on May 6, 2020.

In response to the COVID-19 pandemic, Benefitfocus has taken the following actions to ensure the safety and well-being of its employees and customers, contain costs and further preserve its liquidity profile:

Caring for and supporting employees and customers:

•	Implemented a mandatory work-from-home policy, beginning March 19, to ensure the safety and well-being of employees;
•	Established the Benefitfocus Together Fund to financially support the company’s own at-risk employees and their families;
•	Introduced the COVID-19 Resource Center and, subsequently, the Community Resource Center, which provide business continuity planning resources and support tools for employer customers; and,
•	Introduced benefitplace.com to offer affordable individual and family health plan alternatives, and other benefits to support the well-being of displaced workers.

Strengthening expense management and liquidity profile:

The company has taken the following expense-related actions until conditions stabilize:

•	Implemented executive compensation reductions including reducing the take home pay for the CEO to zero and a 20% salary reduction for the executive leadership team;
•	Implemented reduction in take home pay for the Executive Chairman of the Board of Directors to zero and a 25% reduction in equity compensation for all other Board members;
•	Eliminated all non-essential expenses including travel and third-party vendors;
•	Suspended merit increases and promotions;
•	Reduced global resources; and,
•	Suspended 401(k) company match.

In addition, the company has suspended hiring for all open positions except critical roles and is reducing immediately its U.S. workforce by approximately 17% or 250 employees. The company expects to take a restructuring charge in Q2 which will include a cash charge of approximately $5 million relating to these activities.

Preliminary Financial Results for the First Quarter Ended March 31, 2020

The unaudited financial results and selected operating metrics included in this press release for the first quarter ended March 31, 2020 are preliminary estimates based on currently available information. As of the date of this press release, the company has not completed its financial statement close process for the quarter. The final results from its closing process may vary from preliminary estimates.

Based on current information, for the first quarter 2020, Benefitfocus expects to report the following:

•	Total revenue of approximately $66 million, compared to initial range of $67.5 million to $69.5 million.
•	Adjusted EBITDA of approximately $4 million, above the initial range of $0.5 million to $2.5 million.
•	The company consumed approximately $11 million of Free Cash Flow in the quarter.

GAAP net loss is expected to be approximately $11 million for the first quarter 2020.

Updated Full Year 2020 Guidance

Based on current information, Benefitfocus is updating full year 2020 guidance as follows:

•	Total revenue of approximately $250 million to $270 million, compared to initial range of $310 million to $320 million.
•	Adjusted EBITDA of approximately $25 million to $35 million, above the initial range of $22 million to $27 million.
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The company expects to consume $10 million to $20 million of Free Cash Flow for the full year which incorporates estimates for increased working capital due to COVID-19. This compares to the initial range of $15 million to $20 million of Free Cash Flow usage.

Adjusted EBITDA and Free Cash Flow guidance excludes the impact of restructuring charges.

Management has not reconciled forward-looking Adjusted EBITDA and Free Cash Flow to their most directly comparable GAAP measure of GAAP net loss and GAAP operating income. This is because we cannot predict with reasonable certainty the ultimate outcome of the various necessary GAAP components of such reconciliations, including, for example, those related to compensation, acquisition transactions and integration, or others that may arise during the year, without unreasonable effort. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Conference Call and Webcast

Benefitfocus will host a conference call to discuss the company’s financial results and Q2 and Full Year 2020 business outlook on May 6, 2020, at 5:00 p.m. ET. To access this call, dial (877) 407-9208 (domestic) or (201) 493-6784 (international). A live webcast of the conference call will be available on the Investor Relations page of the company’s website at http://investor.benefitfocus.com/. After the conference call, a replay will be available until May 13, 2020, and can be accessed by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) with passcode 13703064.

About Benefitfocus

Benefitfocus (NASDAQ: BNFT) unifies the entire U.S. benefits industry on a single technology platform to protect consumers for life. Our powerful cloud-based software, data-driven insights and thoughtfully-designed services enable employers, insurance brokers, health plans and suppliers to simplify the complexity of benefits administration and deliver health, wealth, property and lifestyle products through a world-class benefits experience. Learn more at www.benefitfocus.com, LinkedIn and Twitter.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release, including adjusted EBITDA and Free Cash Flow. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

We define adjusted EBITDA as net loss before net interest, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense, expense related to the impairment of goodwill and intangible assets, transaction and acquisition-related costs expensed, restructuring charges and costs not core to our business. We define Free Cash Flow as cash used in operating activities less capital expenditures, adjusted to eliminate restructuring charges. Beginning in the first quarter of 2020, we revised our definitions of adjusted EBITDA and Free Cash Flow to also exclude restructuring charges.  The revisions to these definitions had no material impact on our reported adjusted EBITDA and Free Cash Flow for the three months ended March 31, 2020 or prior periods. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. Management uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. Management also intends to provide these non-GAAP financial measures as part of the company’s future earnings discussions and, therefore, their inclusion should provide consistency in the company’s financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; our continuing losses and need to achieve GAAP profitability; fluctuations in our financial results; our ability to maintain our culture, retain and motivate qualified personnel; the immature and volatile market for our products and services; risks related to changing healthcare and other applicable regulations; risks associated with acquisitions; cyber-security risks; the need to innovate and provide useful products and services; our ability to compete effectively; privacy, security and other risks associated with our business; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Source: Benefitfocus, Inc.

Benefitfocus, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Measures
(in millions)

Three Months Ended March 31, 2020
Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(11)
Depreciation and amortization	6
Interest income	—
Interest expense	5
Income tax expense	—
Stock-based compensation expense	4
Transaction and acquisition-related costs expensed	—
Costs not core to our business	—
Total net adjustments	15
Adjusted EBITDA	$4

Reconciliation from Cash Flows from Operating Activities to Free Cash Flow:
Net cash and cash equivalents used in operating activities	$(7)
Purchases of property and equipment	(4)
Free Cash Flow	$(11)